UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2022

SOLENO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

203 Redwood Shores Pkwy, Suite 500

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.001 par value	SLNO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2022, Soleno Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) for a private placement (the “Private Placement”) with certain entities affiliated with Nantahala Capital Management, LLC, Abingworth LLP, Vivo Capital, LLC and members of management (each, a “Purchaser,” and collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers warrants (the “Warrants”) to purchase up to an aggregate of 22,598,870 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at a purchase price of $0.4425 per Warrant. The closing of the Private Placement is expected to occur in the first quarter of 2023, subject to the satisfaction of certain closing conditions, including the completion of enrollment of the Company’s Study C602, a long-term treatment study of DCCR (Diazoxide Choline) Extended-Release tablets for the treatment of Prader-Willi syndrome (PWS).

The Warrants are separated into two tranches, 8,598,970 Tranche A Warrants and 14,000,000 Tranche B Warrants. The Tranche A Warrants are exercisable for $1.75 per Share, for an aggregate exercise price of up to approximately $15 million, and the Tranche B Warrants are exercisable for $2.50 per Share, for an aggregate exercise price of up to $35 million. The Tranche A Warrants are immediately exercisable and must be exercised within 30 days of announcement of positive top-line data from the randomized withdrawal period of the Company’s Study C602 and will expire if positive top-line data is not announced prior to the 3.5 year anniversary of the date of issuance. The Tranche B Warrants are also immediately exercisable and expire upon the earlier of 3.5 years from the date of issuance and 30 days following receipt of U.S. Food and Drug Administration approval of DCCR for the treatment of PWS. The Warrants will initially contain provisions preventing the Warrants from being exercised if such exercise would result in the holder obtaining greater than 19.99% of the Company’s voting securities. The Company intends to seek stockholder approval for the Private Placement at its annual meeting of stockholders in 2023 and these blocking provisions will terminate if such approval is obtained.

The Purchase Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions. The Purchase Agreement, the form of Tranche A Warrant and the form of Tranche B Warrant are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated into this Item 1.01 by reference.

The Company intends to use the net proceeds from the Private Placement, together with existing cash and cash equivalents, for its current research and development efforts primarily focused on advancing its lead candidate, DCCR tablets for the treatment of PWS, and to provide for general corporate purposes, which may include working capital, capital expenditures, other clinical trials, other corporate expenses and acquisitions of complementary products, technologies or businesses. However, the Company does not have agreements or commitments for any specific acquisitions at this time.

The Warrants and underlying Shares being issued pursuant to the Purchase Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and will be issued pursuant to the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company plans to rely on this exemption from registration based in part on representations made by the Purchasers. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor any exhibit attached hereto, is an offer to sell or the solicitation of an offer to buy the Warrants or Shares described herein.

Item 8.01.	Other Events.

On December 19, 2022, the Company issued a press release announcing the Private Placement. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement dated December 16, 2022

10.2	Form of Tranche A Warrant to Purchase Common Stock

10.3	Form of Tranche B Warrant to Purchase Common Stock

99.1	Press release issued by Soleno Therapeutics, Inc. dated December 19, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLENO THERAPEUTICS, INC.

Date: December 19, 2022

	By:	/s/ Anish Bhatnagar
Anish Bhatnagar
Chief Executive Officer

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